UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 11, 2007

RUBBER RESEARCH ELASTOMERICS, INC.
(Exact name of registrant as specified in charter)

000-15947 (Commission File No.)	41-0843032 (IRS Employer Identification No.)

Minnesota
(State or other jurisdiction of incorporation or organization)

4500 Main Street N.E.
Minneapolis, Minnesota 55421
(Address of principal executive offices)

763-572-1056
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

Item 5.01 Changes in Control of Registrant

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Item 8.01 Other Events

Item 9.01 Financial Statements and Exhibits

Signatures

Item 1.01 Entry into a Material Definitive Agreement

Settlement Agreement

On May 11, 2007, we and our President, Fred J. Stark, Jr., entered into a Settlement Agreement and Mutual Release with Duncan King and Ernest Miller (the “Settlement Agreement”) relating to litigation in Hennepin County District Court, File No. 27-CV-06-10696. In the litigation, Messrs. King and Miller sought to convert particular convertible debentures owned by them into our Common Stock and to view our corporate records. They also made assertions of fraud and misrepresentation.

To settle the litigation under the Settlement Agreement, we agreed to issue (and have issued) 3,000,000 shares of our Common Stock, and a $127,687.53 convertible debenture, to King and 10,000,000 shares of our Common Stock, and a $322,675.12 convertible debenture, to Miller. The convertible debentures are due on demand, with accrued, but unpaid interest at the rate of 10% per annum, and are convertible into shares of our Common Stock at a rate of $0.03 per share at the holder’s option. We do not have an adequate number of shares of our Common Stock available for issuance upon conversion of these new convertible debentures.

We also agreed to provide Messrs. King and Miller with access to our corporate records for 90 days. The 90-day review period is complete. However, on August 27, 2007, Messrs. King and Miller filed a motion seeking an order of contempt against us and our President, alleging that we did not fully comply with the corporate record access requirements of the Settlement Agreement. We intend to vigorously defend against this claim. If Messrs. King and Miller prevail, they may resume their original claims for fraud against us and our President.

Under the Settlement Agreement, Messrs. King and Miller reserved the future right to sue us or our President based on claims then unknown to them and on claims relating to certain agreements between us and specified third parties.

Riviera Agreements

On August 2, 2007, we entered into an Agreement and Receipt of Payments ("Payments Agreement") with Riviera Investments, Inc. ("Riviera"). Under the Payments Agreement, the parties acknowledge that we received various payments between May and July 2007, totaling $121,900, from Riviera and reconfirm that these payments will be credited to Riviera to cover future expenses related to the uses set forth in the Payments Agreement. In addition, we reaffirm that the Tirecycle licenses for Great Britain and Pennsylvania are being held for purchase by Riviera.

On August 3, 2007, we entered into a letter agreement ("Letter Agreement") with Riviera. The Letter Agreement provides, among other things, that Riviera will make a temporary loan to us in the amount of $30,829 and we agree to repay the loan as soon as we receive the same from Louisiana Elastomerics.

The foregoing summaries are qualified in their entirety by reference to the full text of the Settlement Agreement, Payments Agreement and Letter Agreement, which agreements are attached hereto as exhibits and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

Please see the description of securities sold under Item 1.01 above.

We relied on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), for issuance of the shares and convertible debentures to Messrs. King and Miller. In the Settlement Agreement, Messrs. King and Miller agreed they were purchasing our securities for their own accounts and for investment without the intention of reselling or redistributing the securities. We placed a restricted legend on the certificates representing the securities. Mr. Miller represented that he was an “accredited investor” within the meaning of the Act.

Item 5.01 Changes in Control of Registrant

The description under Item 1.01 above is incorporated here by reference.

As a result of the issuance of the 13,000,000 shares of Common Stock and convertible debentures to Messrs. King and Miller as described above, to our knowledge, as of September 4, 2007, Messrs. King and Miller together beneficially own 28,448,056 shares, or 77.9%, of our outstanding Common Stock. This computation assumes the issuance of 15,448,056 shares upon conversion of the convertible debentures (with interest at September 4, 2007). However, we only have 3,939,927 shares of our Common Stock available for issuance under our Restated Articles of Incorporation.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 23, 2007, our Board of Directors amended Section 2.5 of our Restated Bylaws to require a minimum of ten (10) days prior written notice for calling regular or special meetings of our shareholders. Previously, Section 2.5 required only two (2) days prior written notice.

Item 8.01 Other Events

Please see the description of the contempt motion pending against us and our President by Messrs. King and Miller as described in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
3.1	Amendment to Restated Bylaws

4.1	10% Convertible Note dated May 21, 2007, payable to Ernest Miller

4.2	10% Convertible Note dated May 21, 2007, payable to Duncan King

10.1	Settlement Agreement and Mutual Release dated May 11, 2007

10.2	Agreement and Receipt of Payments dated August 2, 2007

10.3	Letter Agreement dated August 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 7, 2007

RUBBER RESEARCH ELASTOMERICS, INC.

	By:	/s/ Fred J. Stark, Jr.
Fred J. Stark, Jr., President